Exhibit 16.1

August 15, 2022

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

WWC, P.C. (“WWC”) has been furnished with a copy of the disclosures in the Form 8-K for the event that occurred on August 15, 2022 to be filed by WWC’s former client ZZLL Information Technology, Inc. (the “Company”). WWC does not disagree with the Company’s statements regarding WWC under Item 4.01. Changes in Company’s Certifying Accountant (a) Resignation of previous independent registered public accounting firm.

WWC has no basis to agree or disagree with any other part of the Form 8-K.

Very truly yours,

/s/ WWC, P.C.
WWC, P.C.
Certified Public Accountants